Exhibit 99.1

For Immediate Release	News Release
For Details, Contact: Karen Peck Director, Marketing Communications 425-637-1643 karen.peck@click2learn.com John Atherly Investor Relations (425) 637-1557 john.atherly@click2learn.com

Click2learn Announces Reporting Date for Fourth Quarter
and Fiscal Year 2002 Results
Company Reaffirms Comfort With Previous Guidance

BELLEVUE, Wash. (January 2, 2003)—Click2learn (NASDAQ: CLKS) will report fourth quarter and fiscal year 2002 results on Thursday, February 6, 2003 after the market closes, followed by an investor conference call at 2 p.m. PST (5 p.m. EST). The company also announced that it expects fourth quarter results to be in line with or better than previous guidance of total revenue between $7.5 - 7.8 million, and a loss per share of between ($0.04 - $0.05).

The live audio of the conference call will be accessible to the public via webcast at www.click2learn.com/investor, or via phone at (888) 368-4278 or at (706) 679-3154. A replay of the conference call will be available via archived webcast at the same URL, and via phone through March 15, 2003 at (800) 642-1687 or (706) 645-9291, ID number 24690.

About Click2learn

Click2learn (NASDAQ: CLKS) is a provider of enterprise software for Global 2000 organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. Using Click2learn's Aspen Enterprise Productivity Suite™, organizations can deploy highly interactive, personalized learning initiatives to achieve strategic business objectives. Many of the world's best-known corporations use Click2learn's technology to improve workforce performance, educate customers, and publish large volumes of learning content. Click2learn's clients include Accenture, American Airlines, AstraZeneca, Century 21, Fujitsu, Microsoft, Pfizer, Symantec, and Towers Perrin. Based in Bellevue, Wash., with offices throughout the U.S., Click2learn [www.click2learn.com, 800.448.6543] also is represented in, Europe, Australia, Japan and India.

This announcement contains forward-looking statements that involve risks and uncertainties, including information contained in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates" or similar expressions. For such statements, The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include the degree to which revenue from licenses sold can be recognized during the quarter, unanticipated reserves or write-offs, the amount of services completed during the quarter, market acceptance of Click2learn's Aspen learning solutions and competing offerings, the ability to successfully implement Click2learn's solutions and increase revenues, the ability to successfully address technological developments and standards and the risk factors set forth in filings the Company has made with the SEC.

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